 Technitrol Appoints Dennis J. Horowitz to Board of Directors

PHILADELPHIA - Technitrol (NYSE: TNL) announced the appointment of Dennis J. Horowitz to the company's board of directors effective January 26, 2005. As a Class I director,
Mr. Horowitz will be up for re-election to a three-year term at Technitrol's Annual
Meeting of Shareholders on May 18, 2005.

Mr. Horowitz is Chairman, President and Chief Executive Officer of Wolverine Tube, Inc.,
a global marketer and manufacturer of copper and copper alloy tube, rod and bar as well as fabricated and metal joining products used in applications such as heating, ventilation and air conditioning, refrigeration, appliance, automotive industrial equipment, power generation, petrochemical and chemical processing. He has been with
Wolverine since 1998.

Between 1994 and 1997, Mr. Horowitz served as Corporate Vice President and President of the Americas of AMP Incorporated, a manufacturer of connector and interconnection systems.

"Dennis has built a distinguished career in areas of business very similar to those of Technitrol, making him a solid addition to our board," said Technitrol Chairman and Chief Executive Officer James M. Papada, III. "We look forward to benefiting from his insights and experiences."

Mr. Horowitz holds a bachelor's degree in economics and a master of business administration in finance from St. John's University.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, telecommunications, military/aerospace, automotive and electrical equipment industries.

For more information, visit Technitrol's Web site at http://www.technitrol.com.

Cautionary Note: This message contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially. This release should be read in conjunction with the factors set forth in
Technitrol's report on Form 10-Q for the quarter ended October 1, 2004 in Item 2 under the caption "Factors that May Affect Our Future Results (Cautionary Statements for
Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform
Act of 1995)."

Copyright (c) 2005 Technitrol, Inc. All rights reserved.